UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Savient Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     As a result of an administrative error, Savient Pharmaceuticals, Inc. did not properly reflect in the table on page 9 of its Notice of 2006 Annual Meeting and Proxy Statement the 2005 and 2004 audit fees and tax fees paid to Grant Thornton LLP. A revised version of this table appears below:

Registered Public Accounting Firm’s Fees and Other Matters

     The following table summarizes the fees of Grant Thornton LLP, our registered public accounting firm, billed to us for each of the last two fiscal years:

	2005	2004

Audit fees(1)	$3,741,200	$2,759,690
Audit-Related fees(2)	—	—
Tax fees (3)	366,470	561,091
All other fees(4)	—	—

Total fees	$4,107,670	$3,320,781

(1)	Audit Fees

Audit fees consist of fees related to professional services rendered for 2005 and 2004 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, the January 2006 restatement of our financial statements for the years ended December 31, 2004, 2003, 2002 and 2001 and for the quarter ended March 31, 2005, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements.

(2)	Audit-Related Fees

There were no fees to report in this category for 2005 and 2004.

(3)	Tax fees

Tax fees consist of fees billed for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to tax return preparation and communication with tax authorities, accounted for $271,256 of the total tax fees billed in 2005 and $365,815 of the total tax fees billed in 2004. Tax advice and planning services, which relate to tax implications of divestitures and foreign cash repatriations, accounted for $95,214 of the total tax fees billed in 2005 and $195,276 of the total tax fees billed in 2004.

(4)	All Other Fees

There were no fees to report in this category for 2005 and 2004.